Exhibit (r)(i)

EVANSTON MULTI-ALPHA FUND

17j-1 Code of Ethics

January 1, 2026

I.	Introduction

The Board has adopted this Code of Ethics (the “Code”) pursuant to Rule 17j-1 under the 1940 Act, which requires the Evanston Multi-Alpha Fund (the “Fund”) to address personal securities transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures.

II.	Code of Conduct

Officers, Trustees, and other persons involved with the Fund are required to act with integrity and good faith, particularly when their personal interests may conflict with the Fund’s and/or its shareholders’ interests. Potential conflicts of interests include circumstances where officers, Trustees and certain other persons:

●	Know about the Fund’s present or future portfolio transactions; or

●	Have the power to influence the Fund’s portfolio transactions; and

●	Engage in securities transactions in their personal account(s).

In addition to Rule 17j-1 regulatory reporting requirements, the Code prohibits an Access Person (as defined below), in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund (as defined below) from:

●	Employing any device, scheme or artifice to defraud the Fund;

●	Making any untrue statement of a material fact to the Fund or omitting a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

●	Engaging in any manipulative practice with respect to the Fund.

lll.	General Definitions

A.	Access Person means:

1.	Any Advisory Person of the Fund or of Evanston Capital Management, LLC, the Fund’s investment adviser (the “Adviser”). Because the Adviser’s primary business is advising the Fund and other advisory clients, all of the Adviser’s directors, officers, and general partners are presumed to be the Fund’s Access Persons. All of the Fund’s directors, officers, and general partners are presumed to be the Fund’s Access Persons.

2.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in, or obtains information regarding the purchase or sale of

Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

B.	Advisory Person of the Fund means:

1.	Any director, officer, general partner or employee of the Fund or the Adviser (or of any company in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the 1940 Act) to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the 1940 Act) to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

C.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.	Board means the Board of Trustees of the Fund.

E.	Covered Security[1] means a security as defined in Section 2(a)(36) of the 1940 Act as well as Digital Investment Assets[2], except that it excludes:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by open-end investment companies registered under the 1940 Act; and

4.	Digital Currencies.

F.	Cryptocurrency means Digital Investment Assets and Digital Currencies, each as defined below.

G.	Digital Currencies means virtual currencies solely available in digital or electronic form, and include but are not limited to holdings such as Bitcoin, Ethereum, Tether, Dogecoin, and similar blockchain currencies.

[1]	“Covered Security” is defined to include Digital Investment Assets solely for purposes of Section IV Access Person reporting requirements below.

[2]	The SEC is currently examining Cryptocurrency offerings and has indicated that the purchase or sale of Digital Investment Assets may be deemed a “security.” However, Cryptocurrency is an evolving area, and a main area of focus continues to be whether, and which, types of Cryptocurrencies will be deemed “securities” in the future and subject to SEC regulation.

H.	Digital Investment Assets means token or coin assets that represent an interest in an underlying asset, including, but not limited to:

1.	Initial coin offerings for an underlying investment;

2.	Non-fungible tokens, which are digital assets representing unique, real-world objects such as art or music;

3.	Simple agreements for future tokens (“SAFTs”), in which the issuer agrees to provide the purchaser future tokens based on the amount invested if a triggering event occurs (typically, the launch of the network platform). Tokens may be used to purchase goods or services on a network platform. SAFTs may help fund platform developers’ efforts without resorting to token offerings. The terms of SAFTs, including but not limited to what constitutes a triggering event, conversions, and conversion pricing, differ.

I.	Immediate Family Member means an immediate family member of a person, including any relative by blood or marriage either living in the same household or financially dependent on such person, children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet the above criteria.

J.	Independent Trustee means a Trustee who is not an “interested person” of the Fund within the meaning of Section 2(1)(19) of the 1940 Act.

K.	Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

L.	Security Held or to be Acquired by a Fund means:

1.	Any Covered Security which, within the most recent 15 days:

i.	Is or has been held by the Fund; or

ii.	Is being or has been considered by the Fund or the Adviser for purchase by the Fund; and

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

M.	Trustee means a member of the Board.

N.	Beneficial Ownership means that, for purposes of Rule 17j-1 and this Code, beneficial ownership is interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

O.	The term Non-Reportable Security means the following:

1.	Direct obligations of the Government of the United States.

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

3.	Shares issued by money market funds.

4.	Shares in open-end investment companies, other than Reportable Funds (as described below), exchange-traded funds, or exchange-traded notes.

5.	Shares issued by unit investment trusts, other than exchange-traded funds, that are invested exclusively in one or more registered funds, none of which are Reportable Funds.

P.	Reportable Fund means

1.	Any investment company registered under the 1940 Act, for which the Adviser serves as an investment adviser or sub-adviser, including the Fund, as defined in Section 2(a)(20) of the 1940 Act (i.e., the Adviser has been approved by the investment company’s board of directors to serve in such capacity); or

2.	Any investment company registered under the 1940 Act, whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this Section, control has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

IV.	Required Reporting for Access Persons

Subject to the exceptions described in Section D below, Access Persons are required to make the following filings:

A.	Initial Holdings Reports

No later than 10 days after becoming an Access Person (other than the Independent Trustees), the following information (which will be current as of a date no more than 45 days before the person became an Access Person), will be provided:

1.	The title, number of shares and principal amount of each Covered Security (other than any Non-Reportable Security) in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

B.	Quarterly Transactions Reports (“QTR”)

No later than thirty days after each calendar quarter-end, all Access Persons, other than Independent Trustees, must provide the Fund’s Chief Compliance Officer (“CCO”) with the following information for all transactions during such quarter in a Covered Security, other than a “Non-Reportable Security,” in which they have any direct or indirect beneficial interest:

1.	The transaction date;

2.	The exchange ticker symbol or CUSIP, or the name or title of the security or financial instrument, and the interest rate and maturity date (if applicable);

3.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

4.	The number of shares or principal amount;

5.	The price at which the transaction was effected;

6.	The name of the broker, dealer, bank or other party with or through which the transaction was effected; and

7.	The date that the Access Person submitted the report.

In addition, if the Access Person established any account that held any Covered Securities during the quarter for the Access Person’s direct or indirect benefit, the report must provide:

1.	The name of the broker, dealer or bank with whom the Access Person established the account; and

2.	The date the account was established.

An Access Person need not submit a QTR for transactions he or she effected pursuant to an Automatic Investment Plan, as defined in Section III above.

C.	Annual Holdings Reports (“AHR”)

Not later than 45 days after December 31, all Access Persons, other than Independent Trustees, must provide to the Fund’s CCO a year-end account statement with the following information for any Covered Security other than a Non-Reportable Security in which the individual has any direct or indirect beneficial ownership.

1.	The title, number of shares and principal amount of each Covered Security (other than a Non-Reportable Security) in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

D.	Exceptions from Reporting Requirements

1.	An Access Person does not need to submit a report under Section IV of the Code for transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

2.	An Access Person need not make duplicate reports of this section of the Code to the extent the information reported to the Adviser or the principal underwriter under their respective codes of ethics would duplicate information required to be recorded under this Code; provided that (i) such codes of ethics of the Adviser and principal underwriter have been approved by the Board; and (ii) the Fund CCO is provided with copies of such reporting promptly upon reasonable request.

Any report required under this section of the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

V.	Pre-Clearance Requirements on Personal Trading Transactions

All Advisory Persons must pre-clear any Initial Public Offering, Limited Offering, and Private Placement purchase by submitting the request directly to the reporting officer of the Adviser, except if the Limited Offering or Private Placement is advised by the Adviser. The Adviser’s reporting officer will consider whether the investment opportunity is one that should have been reserved for the Fund and whether the opportunity is being offered by virtue of the individual’s position with the Fund.

A.	“Initial Public Offering” is a securities offering registered under the 1933 Act, the issuer of which, immediately before the registration was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

B.	The terms “Limited Offering” or “Private Placement” refer to an offering of securities that is exempt from registration under the Securities Act pursuant to Section 4(a)(2), which provides an exemption for transactions by an issuer not involving any public offering, or Section 4(a)(5), which involve offers or sales by an issuer solely to one or more accredited investors, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D, which allow offerings for a limited dollar amount and/or to a limited number of investors.

VI.	Administration of Code of Ethics

The Adviser and the principal underwriter, as applicable under Rule 17j-1, must use reasonable diligence and institute procedures reasonably necessary to prevent violations of their respective codes of ethics, and will include procedures for appropriate management or compliance personnel to review these reports. The Adviser and the principal underwriter are required to maintain separate codes of ethics that are designed to comply with Rule 17j-1 requirements.

The Adviser and the principal underwriter, as applicable under Rule 17j-1, to which reports are required to be made under this Code must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

Annually, the Adviser and the principal underwriter, as applicable under the Rule 17j-1, must furnish to the Board a written report that:

A.	Describes any issues arising under their respective code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

B.	Certifies to the Fund that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VII.	Reporting Requirements Applicable to Independent Trustees

While Independent Trustees are not subject to the foregoing reporting requirements, they are required to report any transaction in a Covered Security, other than one that is a Non-Reportable Security, undertaken by the Independent Trustee or any Immediate Family Member, if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during a 15-day period immediately preceding or after the transaction date, (i) the Fund purchased or sold such security, or (ii) the Fund or the Adviser was considering the purchase or sale of such security (such transaction a “Covered Transaction”).

A.	Reporting Requirements

Any Independent Trustee that is required to report a Covered Transaction will, no later than 30 days after the calendar quarter-end in which it occurred, submit to the Fund CCO a report containing the information required by Section IV.B herein about the transaction and any account in which the transacted securities were held.

VIII.	Interrelationship with other Codes of Ethics

A.	General Principle: Overlapping Responsibilities

A person who is both a Fund Access Person and an access person of the Adviser is only required to report under and otherwise comply with the Adviser’s code of ethics, provided such code has been adopted pursuant to and in compliance with Rule 17j-1 (“Eligible Code”). Such report will satisfy any reporting obligations under this Code. These access persons, however, remain subject to the principles and prohibitions in Section II of this Code.

B.	Procedures

The Adviser and the Fund’s principal underwriter (as applicable under Rule 17j-1) each must:

1.	Submit to the Board a copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1;

2.	Promptly furnish to the Fund, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Fund’s Code;

3.	Promptly report to the Fund in writing any material violations of this Code or of its code of ethics; and

4.	Promptly report to the Fund in writing any material amendments to its code of ethics, along with the annual certification described under Section VI above.

IX.	Review and Enforcement of the Code

The Fund CCO or his designee shall review the transaction information supplied by Access Persons not covered under another code of ethics, if applicable (e.g., Independent Trustees).

If the Adviser or the principal underwriter report that a material Code violation has occurred, or believes that a material Code violation may have occurred, such party must submit a written report regarding the possible violation to the Fund CCO, together with any explanatory material provided by the person who violated or may have violated the Code. The Fund CCO will determine whether the person materially violated the Code.

If the Fund CCO determines that a person materially violated the Code, the Fund CCO will determine a resolution of the situation and impose any sanctions that the Fund CCO deems appropriate. The Fund CCO will submit a report of the violation, including a description of the resolution, to the Board at the next regularly scheduled Board meeting unless, in the Fund CCO’s sole discretion, circumstances warrant an earlier report.

Adopted:	May 24, 2024
Revised:	January 1, 2026